EXHIBIT 99.1

Repros Presents Androxal(R) and Proellex(R) Clinical Updates at The Lazard Capital Markets 9th Annual Healthcare Conference

  Androxal® on track for mid 2014 NDA submission

-- 1st pivotal study fully enrolled

-- 6 month and 1 year safety studies on track

-- Interim results from 6 month open label Androxal® study suggests positive outcome for pivotal studies

  Encouraging progress on Proellex® development

-- Low dose oral Proellex® Phase 2 endometriosis study initiated

-- 12 mg vaginal Proellex® exhibits strong efficacy in Phase 2 uterine fibroid study

THE WOODLANDS, Texas, Nov. 13, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX)today announced the Company will present clinical updates for both its Androxal® and Proellex® programs this Wednesday, November 14th, at 8 a.m. Eastern time. Due to the format of the conference, the number of slides presented will be abbreviated. The Company is not webcasting the presentation but has the full slide presentation available on its website, www.reprosrx.com. The following significant clinical developments will be discussed in the presentation:

Androxal® Pivotal Study ZA-301

The first 152 subject, Phase 3 pivotal study for Androxal®, ZA-301, has been fully enrolled at 17 U.S. sites ahead of schedule and is being conducted under a Special Protocol Assessment. Based on this progress, the Company believes it will have top line results for release during April, 2013. The second and final pivotal study, ZA-302, has begun enrollment.

Androxal® 6 Month Safety Study ZA-300

The 500 subject, 6 month study has enrolled 280 subjects at 28 U.S. clinical sites and is anticipated to be fully enrolled during March 2013.

Androxal® 12 Month Safety Study ZA-303

The 150 subject, 1 year study has enrolled 53 subjects at 10 U.S. clinical sites and is anticipated to be fully enrolled during March 2013. This study is on the critical path to submission of the NDA in mid 2014. Since the study is an open label design the Company believes it can prepare the final study report and integrated summary of safety in time for the scheduled 2014 NDA filing.

ZA-300 Early Testosterone Results

The first group of subjects (n=62) to have completed 6 weeks of dosing have surpassed the FDA threshold of 75% above the lower limit of normal testosterone level, 300 ng/dL. Over 80% of the men in this early analysis would be considered responders via this criteria. The men included in the study meet the same criteria as the pivotal trial except that men currently using approved testosterone gels are allowed in the open label study following a washout period. Approximately 1/3 of the men in the open label study are current or previous testosterone users.

The mean testosterone at the end of the first 6 weeks of dosing was 428 ng/dL as compared to a mean baseline level of 206 ng/dL. This highly statistically significant shift in this early analysis is even more impressive given the number of men who had washed out of recent testosterone use. No men achieved testosterone levels outside the normal range. The Company has noted in previous studies that testosterone replacement therapy blunts the ability of the body to produce its own hormone even after stimulation with Androxal®.

Those men that did not respond to the 12.5 mg dose were up-titrated to 25 mg Androxal®. For those men that either stayed at the 12.5 mg dose or up-titrated, the success rate improved to 85% by week 12 of the study (n=36). The pivotal studies follow the same up-titration protocol.

Low Dose Oral Proellex®

The Company has initiated the first clinical site for the Phase 2 low dose oral study of Proellex® in the treatment of severe endometriosis and expects to commence enrollment shortly. The Company expects to complete enrollment of the 90 subject, 4 month active dosing trial in the second quarter of 2013 and release results during the fourth quarter of that year. The Company plans to conduct the study at 10 U.S. sites.

Vaginal Proellex® for the Treatment of Uterine Fibroids

The Company has reviewed the preliminary results from the women that have completed dosing with Proellex®-V at 3, 6 and 12 mg. The 12 mg dose achieved statistically significant improvement in menstrual bleeding, uterine fibroid symptoms and reduction in fibroid volume (see slides on website) even with the low number of subjects enrolled into the study (n=12 @ 12 mg). Based on these findings the Company believes the 12 mg dose is appropriate for further development. Exposure levels of the drug after vaginal administration of the 12 mg dose were extremely low, yet these low levels were able to produce significant clinical benefit. The two lower doses did not achieve the same level of improvement and the 12 mg dose was able to achieve separation from the two lower doses that approached or were statistically significant. The 12 mg dose was well tolerated. The majority of the women in the 12 mg group have elected to roll into a one year extension study.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931